SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 3, 2001

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing the acceleration of the Company's recent gains in market share by reporting record fourth quarter procedures of 16,411, up 92% from 8,541 procedures for the same period a year ago.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated January 3, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 3, 2001	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Thomas E. Wilson, CEO	Bruce Voss (Bruce@lhai.com)
Alan H. Buckey, CFO	Zachary Bryant (Zachary@lhai.com)
(513) 792-9292	(310) 553-0097
www.lca-vision.com	www.lhai.com
www.lasikplus.com

FOR IMMEDIATE RELEASE

LCA-VISION POSTS 92% INCREASE IN FOURTH QUARTER PROCEDURES

Reaffirms Growth and Profit Outlook for 2001

CINCINNATI (January 3, 2001) - LCA-Vision, Inc. (Nasdaq NM: LCAV) (Easdaq: LCAV) accelerated the Company's recent gains in market share by reporting record fourth quarter procedures of 16,411, up 92% from 8,541 procedures for the same period a year ago. Sequentially, procedures were up slightly compared with last quarter's 16,341. For all of 2000, the company reported 59,144 procedures, up from 33,266 in 1999, a 78% gain.

"Fourth quarter 2000 procedure volume reflects continued growing consumer demand for our value-priced services during what is our seasonally slowest quarter of the year," said Tom Wilson, LCA-Vision CEO. "In analyzing the fourth quarter, it is important to note that severe winter storms in Atlanta, Cincinnati, Chicago, Minneapolis and Washington, D.C. resulted in approximately 1,000 procedures being rescheduled from December into the first quarter of 2001. When these procedures are added to the normally strong increase in demand that happens in January, the result is a backlog of scheduled treatments at an all-time high as we begin the New Year."

Commenting on plans for the current year, Mr. Wilson said, "While we intend to open approximately the same number of new centers as we did last year, the first rollout won't occur until some time in the second quarter. In the first quarter, we want to maximize the benefits of anticipated strong growth by focusing on productivity, price realization and capacity utilization in all of our existing centers - all the factors that will drive a return to profitability. For the full year, we believe that growing demand in the value-priced segment of our industry will support our goals of generating solid operating profits and positive cash flow in every quarter."

Through December 31, 2000, under the share buyback program authorized by the Company's Board of Directors in June 2000, the Company has repurchased 4.7 million shares at an average price of $2.09. In addition to the June 2000 share repurchase program, the Board of Directors has authorized a repurchase of up to five million additional shares of common stock.

LCA-Vision, a leading provider of laser vision correction services across the U.S., owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., as well as two centers in Canada and one in Europe. In addition, LCA-Vision has licensed its business model and the LasikPlus brand to Japan's Rei Corporation, which to date has opened one LasikPlus center in Tokyo.

For additional information, please visit the company's websites at www.lca-vision.com and www.lasikplus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.